OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

The Greenbrier Companies

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

One Centerpointe Drive
Suite 200
Lake Oswego, Oregon 97035

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
January 9, 2007

To Our Shareholders:

The Annual Meeting of Shareholders of The Greenbrier Companies, Inc. (the “Company” “we,” “us,” and “our”) will be held beginning at 2:00 p.m. on Tuesday, January 9, 2007 at the Benson Hotel, 309 SW Broadway, Portland, Oregon for the following purposes:

1. Electing four directors of the Company;

2. Proposal to approve performance-based compensation plan;

3. Ratifying the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2007; and

4. Transacting such other business as may properly come before the meeting.

Only holders of record of our Common Stock at the close of business on November 15, 2006 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy.

By Order of the Board of Directors,

/s/ Kenneth D. Stephens
Kenneth D. Stephens
Secretary

Lake Oswego, Oregon
November 20, 2006

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

THE GREENBRIER COMPANIES, INC.

One Centerpointe Drive
Suite 200
Lake Oswego, Oregon 97035

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Greenbrier Companies, Inc. (the “Company” “we,” “us,” and “our”) of proxies to be voted at the 2007 Annual Meeting of Shareholders of the Company to be held beginning at 2:00 p.m. on Tuesday, January 9, 2007 at the Benson Hotel, 309 SW Broadway, Portland, Oregon, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted for election of the nominees, for approval of the performance-based compensation plan proposal, for ratification of the appointment of the independent auditors and in support of the recommendations of management on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the meeting. The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes described below. We will pay Innisfree a fee of $10,000 plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement is first being mailed to shareholders on or about November 20, 2006.

VOTING

Holders of record of our Common Stock at the close of business on November 15, 2006, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of October 31, 2006, there were 15,971,155 shares of Common Stock outstanding and entitled to vote. This approximates the number of shares we anticipate to be outstanding and entitled to vote as of the record date, November 15, 2006 and in this case, a majority, or 7,985,578 of these shares, will constitute a quorum for the transaction of business at the annual meeting. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting. Shareholders are not entitled to cumulative voting in the election of directors. Abstentions will not be counted in determining whether a quorum is present for the meeting and will not be counted as a vote against any proposal. Broker non-votes will also be counted in determining whether a quorum is present, but will not be counted either for or against the proposal at issue. For shares held through a broker or other nominee who is a New York Stock Exchange member organization, such shares will only be voted in favor of the performance-based compensation proposal if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is comprised of nine directors. The directors are divided into three classes of three directors each. One class is elected each year for a three-year term. Three of the four nominees recommended by our

Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as directors to serve until the Annual Meeting of Shareholders in 2010, or until their respective successors are elected and qualified, are Duane C. McDougall, A. Daniel O’Neal, Jr., and Donald A. Washburn. The fourth nominee recommended by our Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as director to serve until the Annual Meeting of Shareholders in 2008, or until his successor is elected and qualified, is Graeme Jack. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The four nominees for director receiving the highest number of votes will be elected to the Board of Directors.

Unless marked otherwise, proxies received will be voted FOR the election of each of four nominees.

If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

The Board of Directors recommends a vote FOR the election of Messrs. Jack, McDougall, O’Neal and Washburn.

The following table sets forth certain information about each nominee for election to the Board of Directors and each continuing director.

				Expiration
			Director	of Current
Name	Age	Positions	Since	Term

Nominees for Election
Graeme Jack(1)	56	Director	2006	2007
Duane C. McDougall(1)(2)(3)	54	Director	2003	2007
A. Daniel O’Neal, Jr.	70	Director	1994	2007
Donald A. Washburn(2)(3)	62	Director	2004	2007
Directors Continuing in Office
Victor G. Atiyeh(1)(2)(3)	83	Director	1994	2008
Benjamin R. Whiteley(1)(2)(3)	77	Chairman of the Board of Directors	1994	2008
William A. Furman	62	President, Chief Executive	1981	2009
		Officer and Director
C. Bruce Ward	76	Director	1994	2009
Charles J. Swindells(1)(2)(3)	64	Director	2005	2009

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Benjamin R. Whiteley, Chairman of the Board of Directors.  Mr. Whiteley has served as a member of the Board since 1994 and was elected Chairman of the Board of Directors in October 2004. He is retired Chairman and Chief Executive Officer of Standard Insurance Company, an Oregon based life insurance company, where he served in a number of capacities over 44 years ending in 2000. Mr. Whiteley has served as a director of several other publicly held companies and has chaired the boards of a number of non-profit organizations.

Victor G. Atiyeh, Director.  Mr. Atiyeh has served as a member of the Board since 1994. Mr. Atiyeh has been a principal in Victor Atiyeh & Co., international trade consultants, since 1987. He was Governor of the State of Oregon from January 1979 to January 1987. Prior to being elected Governor, Mr. Atiyeh was President of Atiyeh Brothers, a private retail company.

William A. Furman, President, Chief Executive Officer and Director.  Mr. Furman has served as the Company’s President and Chief Executive Officer since 1994. Mr. Furman also has been Managing Director of TrentonWorks Limited since March 1995 and was Chief Executive Officer of Gunderson LLC (“Gunderson”) from 1990 to 2000. Mr. Furman has been associated with the Company and its predecessor companies since 1974. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman serves as a Director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Graeme Jack, Director.  Mr. Jack was appointed as a director in October 2006. Mr. Jack is a recently retired partner of the world-wide accounting firm of PriceWaterhouseCoopers. He was admitted to the partnership in 1980 in the Hong Kong office. He served as the lead partner of management consulting services practice 1985 to 1990. Mr. Jack has been appointed an independent trustee for Hutchison Provident Fund and the Hutchison Provident and Retirement Plan, two trusts established for the retirement of Hutchison Whampoa Limited employees.

Duane C. McDougall, Director.  Mr. McDougall served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer and also Chief Accounting Officer during his 21-year tenure with Willamette Industries, Inc. He also serves as a Director of West Coast Bancorp, InFocus Corporation and Cascade Corporation as well as several privately held companies and non-profit organizations. The Board of Directors has determined that Mr. McDougall’s simultaneous service on three audit committees in addition to the Company’s audit committee will not impair his ability to effectively serve as a member of the Company’s audit committee.

A. Daniel O’Neal, Jr., Director.  Mr. O’Neal served as a Director of Gunderson from 1985 to 2005. Mr. O’Neal served as a Commissioner of the Interstate Commerce Commission from 1973 until 1980 and, from 1977 until 1980, served as its Chairman. Since 1985 has served in various executive positions with Greenbrier. Prior to joining Greenbrier in 1985, he was a partner in a business law firm. From 1989 until 1996 he was Chief Executive Officer and owner of a freight transportation services company. He was Chairman of Washington State’s Freight Mobility Board from its inception in 1998 until July 2005. Mr. O’Neal is a member of the Washington State Transportation Commission. He is on the board of Cascade Land Conservancy and other non-profit organizations.

Charles J. Swindells, Director.  Mr. Swindells was appointed as a director September 2005. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the New York Stock Exchange. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon. Mr. Swindells serves as a Director of Swift Energy Company, a NYSE listed oil and natural gas company.

C. Bruce Ward, Director.  Mr. Ward served as Chairman of Gunderson from 1990 to 2005 and was its President and Chief Executive Officer from 1985 to 1989. Mr. Ward is a former director of Stimson Lumber Company, a privately-held forest products company.

Donald A. Washburn, Director.  Mr. Washburn was appointed as a director in August 2004. Mr. Washburn served as Executive Vice President of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990, including Executive Vice President for Marriott Corporation, an international hospitality company. He also serves as a director of LaSalle Hotel Properties, Key Technology, Inc, Amedisys, Inc., as well as several privately held companies and non-profit corporations.

Board Committees, Meetings and Charters

During the year ended August 31, 2006, the Board of Directors held twelve meetings. The Company maintains a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Copies of the Company’s Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Corporate Governance Guidelines and Code of Business Conduct are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http//www.gbrx.com.

Non-management Board members meet without management present at least once annually at a regularly scheduled executive session. The Company’s independent directors generally meet periodically in executive session in conjunction with meetings of the committees of the Board of Directors which are composed entirely of independent directors. The regular executive sessions of the Company’s non-management directors are held on an annual basis, after the end of each fiscal year of the Company and are scheduled to approximately coincide with (either immediately before or immediately after) the first regularly scheduled meeting of the Nominating and Corporate Governance Committee to be held after the end of each fiscal year for the Company. The Board has designated the Chairman of the Board of Directors of the Company to preside at the regularly scheduled meetings of the non-management directors.

Messrs. Atiyeh, McDougall, Swindells and Whiteley are members of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Washburn is a member of the Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Mr. Washburn is Chairman of the Nominating and Corporate Governance Committee, Mr. McDougall is the Chairman of the Audit Committee and Mr. Swindells is the Chairman of the Compensation Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee held four meeting during the year ended August 31, 2006. All directors attended more than 75% of the number of meetings of the Board and its committees on which they served. The reports of the Audit and Compensation Committees for the year are included in this Proxy Statement. Each of the members of these committees is an independent director as defined under the rules of the New York Stock Exchange.

Independence of Directors

The Board has determined that a majority of its directors qualify as independent directors pursuant to the rules adopted by the Securities and Exchange Commission and the corporate governance standards applicable to companies listed on the New York Stock Exchange. Applying the New York Stock Exchange definition of independence, the Board has determined that the following majority of directors qualify as independent: Messrs. Atiyeh, Jack, McDougall, Swindells, Washburn and Whiteley.

During 2006, the Nominating and Corporate Governance Committee (the “Nominating Committee”) fulfilled its responsibilities under its charter, including, among other responsibilities, identifying individuals qualified to become members of the Board of Directors, consistent with qualifications approved by the Board; selecting, or recommending that the Board select, director nominees to be presented for election at annual meetings of shareholders; selecting, or recommending to the Board, director nominees to fill vacancies on the Board as necessary; developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and overseeing the evaluation of the Board of Directors, its committees and management. The Board annually reviews applicable standards and definitions of independence for Nominating Committee members and has determined that each member of the Nominating Committee meets such standards.

The Nominating Committee receives suggestions for potential director nominees from many sources, including members of the Board, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group are reviewed and considered by the Nominating Committee in the same manner as other candidates.

Qualifications for consideration as a nominee for the Board of Directors vary, depending upon the experience and background of incumbent directors as well as particular areas of expertise which the Nominating Committee desires to obtain for the benefit of the Company. The Nominating Committee has presently identified the following criteria, among others, as appropriate for consideration in identifying Board candidates:

•	Financial acumen and experience

•	Continuing activity in the business community

•	Age and maturity

•	Diversity considerations

•	Background in manufacturing or related industries

Upon completion of the review process, the Nominating Committee makes its recommendation to the full Board of Directors. The Board then selects candidates for nomination for election by shareholders or appointment to fill vacancies.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected should submit a written notice of his or her nomination of a candidate to the Nominating Committee of the Company in accordance with the procedures described in this Proxy Statement under “Shareholder Proposals.”

Communication with Directors

Shareholders and other interested parties may communicate with members of the Board of Directors by mail addressed to the Chairman, to any other individual member of the Board, to the full Board, to the non-management directors as a group, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035. Such communications are distributed to the Board, to one or more individual members of the Board, to the non-management directors as a group, or to a particular committee of the Board, as appropriate.

Annual Meeting Attendance by Directors

The Company’s policy is to encourage Board members to attend the Company’s annual meetings of shareholders. All directors of the Company attended the annual meeting of shareholders held on January 10, 2006.

COMPENSATION OF DIRECTORS

Members of the Board of Directors who are our employees are not separately compensated for serving on the Board of Directors. Directors who are not our employees are paid an annual retainer of $30,000, payable quarterly, with the exception of the Chairman of the Board, whose compensation is discussed below. The Chairman of the Board receives an annual retainer, payable quarterly, of three times the annual retainer paid to non-employee directors, or currently, $90,000. All non-employee directors, including the Chairman of the Board, are also paid a meeting fee of $1,000 per meeting, plus reimbursement of expenses. In addition to the annual retainer, the Audit Committee chairman receives a $10,000 annual retainer and each other committee chairman receives a $5,000 annual retainer, in each case payable quarterly. In addition, Directors who are not our employees receive annual grants of restricted shares of the Company’s Common Stock with a fair value equal to $60,000 made immediately after the close of each annual shareholder meeting with such shares vesting in equal amounts over a three-year period. However, no grant will be made to a non-employee director if such grant would cause that director to become an “Acquiring Person” (as defined in the Stockholder Rights Agreement between the Company and Equiserve Trust Company, N.A. dated as of July 13, 2004). In that case, the non-employee director would receive $60,000 cash in lieu of the grant of restricted shares. In the event a non-employee director ceases to be a director due to death or disability as defined in the 2005 Stock Incentive Plan (the “Plan”), or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares shall automatically be forfeited, and the shares subject to such award shall be available for grant under the Plan. If a non-employee director ceases to be a director due to death or disability, retirement or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares shall immediately become fully vested. During fiscal 2006, each non-employee director received an award of restricted award having a fair market value on the date of the award of $60,000. Additionally, Mr. Ward received from the Company consulting fees aggregating $48,000.

CERTAIN RELATIONSHIPS AND
RELATED PARTY TRANSACTIONS

James-Furman & Company Partnership.  Mr. James, a former Director, and Mr. Furman, a Director, President and Chief Executive Officer of the Company, were partners in a general partnership, James-Furman & Company (the “Partnership”), that, among other things, engaged in the ownership, leasing and marketing of railcars and programs for refurbishing and marketing of used railcars. As a result of Mr. James’ death, the Partnership dissolved as of January 28, 2005. In 1989, the Partnership and the Company entered into presently existing agreements pursuant to which we manage and maintain railcars owned by the Partnership in exchange for a fixed monthly fee that is no less favorable to us than the fee we could obtain for similar services rendered to unrelated parties. The maintenance and management fees paid to us under such agreements in 2006 aggregated $102,785. In addition, the Partnership paid us fees of $60,000 in 2006 for administrative and other services. The management and maintenance agreements presently in effect between us and the Partnership provide that in remarketing railcars owned by the Partnership and us, as well as by unaffiliated lessors, we will, subject to the business requirements of prospective lessees and regulatory requirements, grant priority to that equipment which has been off-lease and available for the longest period of time. Additions to the lease fleet of new or used equipment are deemed to be off-lease and available from the date of addition to the fleet.

Such agreements also provide that the Partnership will grant to us a right of first refusal with respect to any opportunity originated by the Partnership in which we may be interested involving the manufacture, purchase, sale, lease, management, refurbishing or repair of railcars. The right of first refusal provides that prior to undertaking any such transaction the Partnership must offer the opportunity to us and must provide the disinterested, independent members of our Board of Directors a period of not less than 30 days in which to determine whether we desire to pursue the opportunity. The right of first refusal in favor of us continues for a period of 12 months after the date that both of Messrs. James and Furman cease to be officers or directors. The disposition of the partnership assets is still in process. Upon the completion of the assets disposition, all agreements between us and the Partnership will be terminated.

Aircraft Usage Policy.  Subsequent to year end William Furman, Director, President and Chief Executive Officer of the Company became a part owner of a fleet of private aircraft managed by a private independent management company. From time to time the Company may retain use of such aircraft through the management company for charter flights for Company personnel traveling on business. From time to time, the Company’s business requires charter use of privately owned aircraft. In such instances, it is possible that charters may be placed with the Company that manages Mr. Furman’s aircraft. In such event, any such use will be subject to the Company’s travel and entertainment policy and the fees paid to the management company will be no less favorable than would have been available to the Company for similar services provided by unrelated parties.

Indebtedness of Management.  Since the beginning of our last fiscal year, none of our directors or executive officers has been indebted to us in excess of $60,000 except that L. Clark Wood, President of the Company’s manufacturing operations is indebted to Greenbrier Leasing Company LLC, and has executed a promissory note. The largest aggregate amount outstanding during fiscal year 2006 under such promissory note was $200,000. As of August 31, 2006, $100,000 remained outstanding under such note. The promissory note is payable upon demand and is secured by a mortgage on Mr. Wood’s residence. The note does not bear interest and has not been amended since its issuance in 1994.

Policy.  We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are approved by a majority of the disinterested, independent members of the Board of Directors.

Executive Officers of the Company

The following are executive officers of the Company:

William A. Furman, 62, is President, Chief Executive Officer and a director of Greenbrier, positions he has held since 1994. Mr. Furman is also Managing Director of TrentonWorks Limited, a manufacturing subsidiary. Mr. Furman was Chief Executive Officer of Gunderson LLC, a manufacturing subsidiary, from 1990 to 2000 and was Vice President of Greenbrier, or its predecessor company, from 1974 to 1994. Mr. Furman serves as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

Robin D. Bisson, 52, has been Senior Vice President Marketing and Sales since 1996 and President of Greenbrier Railcar LLC, a subsidiary that engages in railcar leasing, since 1991. Mr. Bisson was Vice President of Greenbrier Railcar LLC from 1987 to 1991 and has been Vice President of Greenbrier Leasing Company LLC, a subsidiary that engages in railcar leasing, since 1987.

Linda M. Olinger, 45, is Vice President and Corporate Controller of the Company, a position she has held since January 2004. Prior to becoming Vice President, she was Corporate Controller since 2000.

Mark J. Rittenbaum, 49, is Senior Vice President and Treasurer of the Company, a position he has held since 2001. Prior to becoming Senior Vice President, he was Vice President and Treasurer since 1994. Mr. Rittenbaum is also Vice President of Greenbrier Leasing Company LLC and Greenbrier Railcar LLC, positions he has held since 1993 and 1994, respectively.

James T. Sharp, 52, has been President of Greenbrier Leasing Company LLC since February 2004, prior to which he served as Vice President of Marketing and Operations since 1999 and was Vice President of Sales from 1996 to 1999.

Timothy A. Stuckey, 56, has been President of Gunderson Rail Services LLC, the repair and refurbishment subsidiary, since May 1999, prior to which he served as Assistant Vice President of Greenbrier Leasing Company LLC since 1987.

Norriss M. Webb, 66, is Executive Vice President and General Counsel of the Company, a position he has held since 1994. He is also Vice President, Secretary and a director of Gunderson LLC from 1985 to 2005. Mr. Webb was Vice President of the Company from 1981 to 1994.

Joseph K. Wilsted, 51, is Senior Vice President and Chief Financial Officer of the Company, a position he has held since January 2006. Prior to that he was Senior Vice President, Operations and Corporate Development, a position he was appointed to in October 2005. From 2003 until 2005, he was Vice President, Finance of a division of Ingersoll Rand and from 1994 to 2003 held the position of President of several operating divisions of Invensys PLC.

L. Clark Wood, 64, has been President of Manufacturing Operations since April 1998, and he has also been Chief Executive Officer and a director of Gunderson from 2000 to 2005, and Chief Executive Officer of TrentonWorks Limited since June 1995. Mr. Wood was President of Gunderson LLC from 1990 to 1999.

Executive officers are designated by the Board of Directors. There are no family relationships among any of the executive officers of the Company. One of our wholly-owned subsidiaries, Gunderson, employs Ms. Julie Ward as Director of Communication. Ms. Ward is the daughter of Mr. C. Bruce Ward, who is one of our directors. During fiscal year 2006 Ms. Ward earned approximately $74,000 in salary and bonus.

EXECUTIVE COMPENSATION

Cash and Non-Cash Compensation Paid To Certain Executive Officers

The following table sets forth, for the years ended August 31, 2006, 2005 and 2004, compensation information with respect to the Company’s (a) Chief Executive Officer and (b) each of the other four most highly compensated executive officers (collectively, “Named Executive Officers”), based on the salary and bonus earned during 2006.

Summary Compensation Table

					Long-Term
					Compensation Awards
		Annual Compensation				Securities
				Other Annual	Restricted Stock	Underlying	All Other
		Salary	Bonus(1)	Compensation	Award(s)(2)	Options/SARs(3)	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

William A. Furman	2006	575,000	862,500	—	—	—	407,500	(4)
President and Chief	2005	550,000	825,000	—	—	—	407,500	(4)
Executive Officer	2004	444,960	660,460	—	—	—	407,500	(4)
Robin D. Bisson	2006	250,000	160,000	—	—	—	461,457	(5)
Sr. Vice President	2005	240,000	180,000	—	889,500	—	476,375	(5)
Marketing and Sales	2004	214,654	120,000	—	—	—	296,672	(5)
Mark J. Rittenbaum	2006	235,000	180,000	—	—	—	110,123	(6)
Senior Vice President	2005	193,000	160,000	—	889,500	—	47,411	(6)
and Treasurer	2004	183,340	95,000	—	—	—	52,505	(6)
Joseph K. Wilsted	2006	220,000	330,984	—	277,900	—	45,000	(7)
Senior Vice President	2005	—	—	—	—	—	—
and Chief Financial	2004	—	—	—	—	—	—
Officer
L. Clark Wood	2006	250,000	150,000	—	—	—	359,701	(8)
President, Manufacturing	2005	240,000	150,000	—	296,500	—	345,196	(8)
Operations	2004	227,887	55,000	—	—	—	349,642	(8)

(1)	Includes bonuses paid during the year or paid during the subsequent year but attributable to the year indicated.

(2)	Grants of restricted stock awards pursuant to the Company’s 2005 Stock Incentive Plan

(3)	Grants of incentive stock options pursuant to the Company’s 1994 and 2000 Stock Incentive Plans.

(4)	Includes $407,500 in 2006, 2005 and 2004 for executive life insurance.

(5)	Includes the Company’s contributions to the Greenbrier Leasing LLC Manager Owned Target Benefit Plan for the benefit of Mr. Bisson; $68,000 in 2006, $64,000 in 2005 and $56,000 in 2004, including cash payments made on behalf of Mr. Bisson to cover the estimated tax liability resulting from the contribution; matching contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Bisson; $4,729 in 2006, $3,655 in 2005 and $3,603 in 2004; $272,508 in 2006, $292,500 in 2005 and $97,500 in 2004 for payment of estimated income tax relating to exercising options under the James-Furman 1994 Stock Option Plan; $116,220 in 2006, $116,220 in 2005 and $139,569 in 2004 for executive life insurance.

(6)	Includes the Company’s contributions to the Greenbrier Leasing Company LLC Manager Owned Target Benefit Plan for the benefit of Mr. Rittenbaum; $34,000 in 2006 and 2005, and $32,000 in 2004, including cash payments made on behalf of Mr. Rittenbaum to cover the estimated tax liability resulting from the contribution; matching contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Rittenbaum; $4,033 in 2006, $3,411 in 2005 and $3,280 in 2004; $50,090 in 2006, $-0- in 2005 and 2004 for payment of estimated income tax relating to exercising options under the James-Furman 1994 Stock Option Plan; $22,000 in 2006, $10,000 in 2005 and $17,225 in 2004 for executive life insurance.

(7)	Includes $40,000 in 2006 for executive life insurance for Mr. Wilsted and $5,000 in 2006 matching contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Wilsted. Mr. Wilsted joined the company in October 2005 as Senior Vice President.

(8)	Includes the Company’s contributions to the Greenbrier Leasing Company LLC Manager Owned Target Benefit Plan for the benefit of Mr. Wood; $228,000 in 2006, $214,000 in 2005, and $188,000 in 2004, including cash payments made on behalf of Mr. Wood to cover the estimated tax liability resulting from the contribution; matching contributions to the Greenbrier 401(k) Profit Sharing Plan for the benefit of Mr. Wood; $4,707 in 2006, $4,202 in 2005 and $3,798 in 2004; $26,994 in 2006, $26,994 in 2005 and $57,844 in 2004 for executive life insurance. Also includes $100,000 in each 2006, 2005 and 2004 for forgiveness of a portion of a promissory note owed to Greenbrier Leasing Company LLC.

No options were granted in 2006 to the Named Executive Officers.

The following table sets forth the aggregate options exercised in the year ended August 31, 2006 and the value of unexercised options to acquire shares of the Company’s Common Stock held by the Named Executive Officers on August 31, 2006.

Aggregated Option/SAR Exercises in Last Year and Year-End Option/SAR Values

	Aggregated Option
	Exercised in Last Fiscal
	Year				Value of Unexercised
	Shares		Number of Unexercised		in-the-Money Options at
	Acquired on	Value	Options at Year-End		Year-End ($)(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

William A. Furman	—	—	—	—	—	—
Robin D. Bisson	22,500	$631,513	—	—	—	—
Mark J. Rittenbaum	59,000	$1,469,926	10,000	—	$186,025	—
Joseph K. Wilsted	—	—	—	—	—	—
L. Clark Wood	38,384	$942,817	6,115	—	$135,497	—

(1)	Calculated based upon the difference between the exercise price and the price of a share of the Company’s Common Stock on August 31, 2006. The closing price on the New York Stock Exchange of the Common Stock of the Company on August 31, 2006 was $27.79.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

See discussion of employment agreements, change of control arrangements and other arrangements in the Report of the Compensation Committee dated October 30, 2006.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at http://www.gbrx.com.

REPORT OF THE COMPENSATION COMMITTEE

Board of Directors
The Greenbrier Companies, Inc.

Compensation Governance

The Compensation Committee of the Board of Directors is established pursuant to the Company’s Amended and Restated Bylaws, and operates pursuant to a charter approved by the Board of Directors. A copy of the Charter is available on the Company’s website at www/gbrx.com. The Committee recommends to the Board of Directors policies and processes for the regular and orderly review of the performance and compensation of the Company’s senior executive management personnel, including the President and Chief Executive Officer. The Committee regularly reviews, administers, and when necessary recommends changes to the Company’s stock incentive and performance-based compensation plans.

The Committee is comprised of at least two members of the Board of Directors, none of whom may be an active or retired officer or employee of the Company or any of its subsidiaries. Members of the Compensation Committee are appointed annually by the Board of Directors. Messrs. Victor G. Atiyeh, Duane C. McDougall, Donald A. Washburn, Benjamin R. Whiteley, and Charles Swindells were the members of the Compensation Committee during fiscal 2006. Mr. Swindells is the Chairman of the Committee. The Compensation Committee held four meetings during the year ended August 31, 2006.

This report by the Compensation Committee will focus on:

•	The guiding principles and objectives underlying the Company’s compensation program, including what performance the program is designed to reward; and

•	A description of each of the components of the compensation program, including an explanation of why these elements have been selected as the preferred means to achieve the compensation program’s objectives, and how the amount of each element of compensation is determined.

Principles and Objectives of the Compensation Program

The Company’s compensation programs and policy are designed to attract, motivate, retain and reward highly qualified executives and employees, and to reinforce the relationship between individual performance and business results in a manner that aligns the interests of executives and shareholders. This following principles guide the Company’s compensation practices as applied to all employees, including executives:

Compensation levels should be sufficiently competitive to attract and retain highly qualified executives and employees.

The Company endeavors to pay compensation at levels consistent with prevailing levels of compensation for similar positions in the geographic areas in which the Company maintains operations, in order to enable it to attract and retain the talent needed to achieve its business goals. During fiscal years 2004 and 2005, the Compensation Committee engaged the services of a compensation consulting firm to evaluate the competitiveness and overall structure of executive compensation, non-employee director compensation and compensation for the Chairman of the Board. Based on the results and recommendations of that evaluation, and other relevant information, the Compensation Committee recommended, and the Board of Directors approved a program of change of control agreements for management employees of the Company, as discussed in more detail below, and increases to non- employee director compensation that were implemented in fiscal 2005.

Compensation should be related to performance and should reinforce cooperation and a team-based approach to achieving business success.

The Company believes that a significant portion of each employee’s compensation should take the form of annual bonuses that generally reflect the results of operations achieved by the Company and its subsidiaries. This policy extends to all employees, including executives. Under this policy employees, other than employees covered by collective bargaining agreements, typically receive annual bonuses. The Company believes that its policy of paying annual bonuses based on overall results of operations supports an integrated business model and a team-based approach.

Compensation should reflect position and responsibility, and compensation for senior executive officers should be more heavily weighted toward incentive pay.

Total compensation should generally increase with position and responsibility. Employees in senior executive officer positions have greater roles and responsibilities associated with achieving the Company’s performance goals, and therefore should have a greater portion of their compensation tied to the achievement of those goals. Accordingly, a greater percentage of compensation for more senior positions, particularly those with the greatest responsibility for driving achievement of performance targets, is paid in the form of short- and long-term incentive pay.

Incentive compensation should be flexible and responsive to the Company’s cyclical business environment, and should strike a balance between short-term and long-term performance.

The Company’s incentive compensation program is balanced between short- and long-term incentive compensation. Short-term incentive compensation — annual bonuses — are awarded based on subjective, non-formulaic assessments of individual performance. This approach is flexible and allows senior management to make informed judgments regarding individual performance. Long-term incentive compensation is an important component of the Company’s total compensation for executives due to the fact that the Company’s core business operates in a cyclical business environment. In a cyclical business, short-term incentives may not be sufficient to motivate and reward superior performance over time. The Company’s long-term incentive compensation program recently shifted away from the use of stock options and to a program of restricted stock awards. This change came about in part due to changes in accounting rules, and in part in recognition of the fact that the Company’s core business operates in a cyclical environment, and stock option awards provided a weak incentive during “down” years in the business cycle.

The tax deductibility of compensation should be maximized where appropriate.

The Company generally seeks to maximize the tax deductibility of all elements of compensation. However, the Compensation Committee may approve compensation that may not qualify for deductibility, where it is appropriate to do so in light of other competing interests or goals. The Compensation Committee periodically reviews its compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility.

Components of the Compensation Program

Base salary

Base salaries are normally set after review of market data for similar positions, and are reviewed approximately annually.

The compensation of the Company’s President and Chief Executive Officer William A. Furman is determined pursuant to the terms and conditions of an employment agreement between Mr. Furman and the Company, entered into effective September 1, 2004. Pursuant to the terms of his employment agreement, during the first eight months of fiscal 2006 Mr. Furman received an annual base salary of $550,000. The Compensation Committee increased Mr. Furman’s annual base salary from $550,000 to $625,000 effective May 1, 2006.

The compensation of named executive officers Robin J. Bisson, Senior Vice President of Marketing and Sales, and Mark J. Rittenbaum, Senior Vice President and Treasurer, also is determined pursuant to the employment agreements entered into with those officers on May 11, 2006 and April 7, 2006, respectively. Mr. Bisson’s employment agreement provides for a base salary of $250,000 per year, and Mr. Rittenbaum’s employment agreement provides for a base salary of $235,000 per year, in each case as adjusted annually by the Chief Executive Officer.

Short-Term Incentives — Annual Cash Bonuses

The Chief Executive Officer and other executive officers are eligible to receive annual bonuses based upon corporate and individual performance. With the exception of Mr. Furman’s annual bonus, bonus amounts are discretionary and are determined by senior management based on subjective, non-formulaic assessments of individual performance. The aggregate amount of such bonuses is determined at the discretion of senior management, and is subject to approval by the Compensation Committee and the Company’s Board of Directors based primarily upon a subjective evaluation of the subsidiary’s results of operations. Within the approved bonus pool, management makes specific bonus allocations to employees.

Bonuses paid to the named executive officers other than the Chief Executive Officer and Chief Financial Officer in fiscal 2006 ranged from 60 — 77% of base salary. The Company’s Chief Financial Officer, Joseph K. Wilsted, received a larger bonus as part of the compensation package negotiated when he was hired, in part to compensate him for having forfeited a bonus from his former employer by reason of his departure to join the Company and for relocation expenses.

Pursuant to the terms of their employment agreement, each of Mr. Bisson and Mr. Rittenbaum may receive an annual target bonus equal to 50% of the his base salary, with greater or lesser amounts payable based on achievement of performance goals established by the Chief Executive Officer, in consultation with the Compensation Committee.

Mr. Furman’s annual bonus is determined based upon the Company’s return on shareholders’ equity, pursuant to a formula set forth in his employment agreement. If the Company’s return on equity is less than 10%, no cash bonus is paid. If the return on equity is as least 10%, Mr. Furman is entitled to receive a bonus equal to 36% of annual base salary. The amount of the bonus increases ratably as the return on equity increases to a maximum of 150% of base salary, if return on equity is 18% or greater. The return on equity in fiscal 2006 was 20.33%. Accordingly, the employment agreement contemplates a bonus of $862,500 for Mr. Furman for the year ended August 31, 2006. The Compensation Committee has discretion to decrease the amount of the bonus by up to 50%, based upon the Chief Executive Officer’s performance.

Long-Term Incentives — Restricted Stock Awards

Awards of restricted stock form the basis of the Company’s long-term incentive program, which is intended to retain and motivate executives over the long term, and align their interests with the interests of the Company’s shareholders. The long-term incentive program is designed to emphasize the need for executives to focus on the long-range strategic goals of the Company’s businesses.

Stock-based awards are made pursuant to the Company’s 2005 Stock Incentive Plan, which is administered by the Compensation Committee. Pursuant to the 2005 Stock Incentive Plan, an aggregate of 1,300,000 shares of Common Stock were reserved for grants of incentive stock options, non-qualified stock options and restricted stock awards to officers, directors, employees and consultants. Restricted stock awards typically vest over a period of five years in annual increments of 20 percent of each award. The Company awarded restricted stock grants totaling 70,820 shares under the 2005 Stock Incentive Plan during fiscal 2006. The sole restricted stock award made to a named executive officer during fiscal 2006 was the award of 10,000 shares of restricted stock awarded to Joseph K. Wilsted, in connection with his joining the Company.

The Compensation Committee also administers the Company’s Stock Incentive Plan-2000 (the “2000 Plan”) under which an aggregate of 1,000,000 shares of Common Stock were reserved for option and restricted stock awards to officers, directors, employees and consultants. The Company has granted options for all the shares reserved under the 2000 Plan. No awards were made under the 2000 Plan in fiscal 2006.

Employee Stock Purchase Plan

The Company administers the 2004 Employee Stock Purchase Plan (the “2004 Plan”), which permits eligible employees, including employees who are officers or directors, to purchase Common Stock of the Company at a 15% discount. All permanent employees of the Company and designated subsidiaries are eligible to participate, except that any employee who would, after a purchase under the 2004 Plan, own stock possessing five percent of more of the voting power of the Company’s Common Stock, is not eligible. Participating employees authorize payroll deductions of up to five percent of their base pay. Amounts so contributed are used by the custodian of the 2004 Plan to purchase shares of the Company’s Common Stock in open market transactions. Participants may purchase shares at 85% of the market price per share as of the date of purchase. The Company contributes to the 2004 Plan a contribution in the amount of the 15% discount to be added to the funds contributed by participants (via payroll deductions) for the purchase of shares under the 2004 Plan. During the year ended August 31, 2006, the Company’s contributions under the 2004 Plan aggregated $38,430. The maximum number of shares issuable pursuant to the 2004 Plan or purchasable by the custodian pursuant to the 2004 Plan is 750,000 shares of the Company’s Common Stock.

Retirement and other Post-Termination Plans

401(k) Plans

The Company maintains tax-qualified 401(k) retirement savings plans applicable to all United States employees, including executive officers. Pursuant to these plans, the Company typically matches a portion of employee contributions to the plans. The matching contribution is presently established at 25% of employee deferrals and contributions for all participants and an additional 10% for eligible savers who are not highly compensated. Contributions to the plans may be invested in a number of investments which do not presently include the Company’s Common Stock.

Supplemental Benefit Plans

Certain executive officers of the Company participate in a non-qualified supplemental benefit plan maintained by a Company subsidiary, the Greenbrier Leasing Company LLC Manager Owned Target Benefit Plan (the “Target Benefit Plan”).

The Target Benefit Plan provide for supplemental non-qualified non-deferred compensation for participating executives. Contributions related to the plans amounted to $1.3 million in 2006. Included in this amount are payments to be made on behalf of certain participants to cover the participant’s estimated tax liability resulting from the contribution. Upon a change of control (as defined), the Company will make formula based payments for certain participants. Mr. Furman does not participate in the Target Benefit Plan. All of the Company’s named executive officers other than Mr. Furman participate in the Target Benefit Plan.

Executive Life Insurance

The Company provides an executive life insurance program to certain executives, including the named executive officers, whereby the Company agrees to pay the premiums on life insurance policies, to recognize such premium payments as compensation to the employees and pay covered employees an additional bonus to help defer income taxes resulting from the payment of the premiums being treated as income. Mr. Furman’s employment agreement provides for a supplemental retirement benefit of $407,000 per year, payable until age 70. That payment is intended to defray the cost of his executive life insurance policy premiums and resulting income taxes, and is made to the trustee of a trust that holds the life insurance policy insuring Mr. Furman’s life, and which pays the policy premiums.

Change of Control Agreements

During fiscal 2005 the Company, in consultation with a compensation consulting firm, adopted a program for change of control agreements for certain managers and executives of the Company. During fiscal 2006 the Company entered into a change of control agreement with Chief Financial Officer Joseph K. Wilsted that provides for payment of severance in the event that his employment is terminated following a change of control, in an amount equal to two and one- half times the amount of Mr. Wilsted’s annual base salary and average annual bonus, continuation of health and welfare benefits for a period of two and one-half years, and full vesting of all unvested stock options and restricted stock grants.

The individual employment agreements entered into with Mr. Furman, Mr. Rittenbaum and Mr. Bisson each contain change of control provisions that provide for severance payments and continued benefits in the event that the executive’s employment is terminated following a change of control. Pursuant to their employment agreements, Mr. Furman and Mr. Bisson each would receive change of control severance payments in an amount equal to three times his annual base salary and average annual bonus, and Mr. Rittenbaum’s change of control severance payment would equal two times his annual base salary and average annual bonus. Mr. Bisson would receive continued Target Benefit Plan contributions and health and welfare plan benefits for three years; Mr. Furman would receive continued supplemental retirement benefit payments and health and welfare plan benefits for three years; and Mr. Rittenbaum would receive continued Target Benefit Plan contributions and health and welfare plan benefits for two years. Mr. Bisson and Mr. Rittenbaum would receive full vesting of all unvested stock options and restricted stock grants.

Under all the employment agreement and change of control agreement provisions described above, the amount of change of control benefits may not exceed an amount that will avoid any payments being non-deductible under section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or subject to excise tax under section 4999 of the Code.

Executive Home Sale Assistance Program

During fiscal 2006 the Compensation Committee approved the establishment of an Executive Home Sale Assistance Program and adopted guidelines for the program, under which the Company will assist selected transferred or newly hired executives sell their homes, in order to facilitate a successful relocation of the executive. During fiscal 2006 Mr. Wilsted received assistance under the program in connection with his hiring and relocation to Portland, Oregon.

Charles J. Swindells, Chairman
Victor G. Atiyeh
Duane C. McDougall
Benjamin R. Whiteley
Donald A. Washburn

October 30, 2006

REPORT OF THE AUDIT COMMITTEE

Board of Directors The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available on the Company’s website at www.gbrx.com. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors, a copy of which is attached as Appendix A to the Company’s Proxy Statement.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.

For the fiscal year 2006, the members of the Audit Committee of the Board of Directors were Duane C. McDougall (Chairman), Victor G. Atiyeh, Charles J. Swindells and Benjamin R. Whiteley, each of whom is an independent director as defined under the rules of the New York Stock Exchange (“NYSE”). The Board of Directors has determined that Mr. McDougall qualifies as an “audit committee financial expert” under federal securities laws. The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Committee meets such standards.

With respect to the year ended August 31, 2006, in addition to its other work, the Audit Committee:

•	Reviewed and discussed with the Company’s management and independent auditors the Company’s financial statements with respect to each of the first three quarters of the year ended August 31, 2006 and the press releases reporting the Company’s results of operations for each of the first three quarters and the full fiscal year;

•	Reviewed and discussed with the Company’s management and independent auditors the audited financial statements of the Company as of August 31, 2006 and for the year then ended;

•	Discussed with the independent auditors the matters required to be discussed by auditing standards generally accepted in the United States of America; received from the independent auditors written disclosures and a letter confirming their independence from the Company as required by Independence Standards Board No. 1 and discussed with the auditors the firm’s independence;

•	Re-appointed Deloitte & Touche LLP as the Company’s independent auditors to serve for the fiscal year ending August 31, 2006;

•	Discussed significant accounting policies, including prospective changes in accounting principles, with the Company’s management and independent auditors;

•	Approved certain non-audit services provided by the independent auditors including:

•	providing a report with respect to the Company’s car-hire maintenance;

•	the Company’s use of DART research software;

•	acquisition due diligence; and

•	review of registration statements and offering memorandum.

•	Reviewed a report with respect to foreign exchange transactions at the Company’s European operations;

•	Enhanced internal audit function and reviewed reports issued by the Director of Internal Audit;

•	Discussed and reviewed with the Company’s management a summary of reimbursed business expenses for the five highest paid employees of the Company;

•	Reviewed implementation of the Company’s internal audit functions;

•	Met privately with the independent auditors and the internal auditors in executive session to, among other matters, help evaluate the Company’s internal financial accounting and reporting staff and procedures;

•	Reviewed and recommended readoption of the Audit Committee Charter;

•	Amended its Policy Regarding Complaint Procedures Involving Accounting, Internal Accounting Controls or Auditing Matters to provide for establishment of a secure and anonymous online mechanism for reporting complaints;

•	Reviewed progress on pending litigation; and

•	Reviewed and monitored compliance with recent corporate governance initiatives, including implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of Securities and Exchange Commission Form 10-K, the Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2006 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006 for filing with the Commission.

Duane C. McDougall, Chairman
Benjamin R. Whiteley
Victor G. Atiyeh
Charles J. Swindells

October 30, 2006

PERFORMANCE GRAPH

The following graph demonstrates a comparison of cumulative total returns for the Company’s Common Stock, the Dow Jones US Industrial Transportation Index and the Standard & Poors (S&P) 500 Index. The graph assumes an investment of $100 on August 31, 2001 in each of the Company’s Common Stock and the stocks comprising the indices. Each of the indices assumes that all dividends were reinvested and that the investment was maintained to and including August 31, 2006, the end of the Company’s 2006 year.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG THE GREENBRIER COMPANIES, INC., THE S & P 500 INDEX
AND THE DOW JONES US INDUSTRIAL TRANSPORTATION INDEX

*	$100 invested on 8/31/01 in stock or index-including reinvestment of dividends.

Fiscal year ending August 31.

Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of October 1, 2006, with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each director or nominee for director, by each Named Executive Officer, by all directors and officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Amount and Nature of		Percent of(1)
Name and Address of Beneficial Owner	Beneficial Ownership		Class

William A. Furman	1,000,000		6.3%
One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035
Victor G. Atiyeh	3,611		(3)
A. Daniel O’Neal, Jr.	7,796		(3)
Duane C. McDougall	5,311		(3)
Charles J. Swindells	1,970		(3)
C. Bruce Ward	1,970		(3)
Donald A. Washburn	3,311		(3)
Benjamin R. Whiteley	23,811		(3)
Robin D. Bisson	30,001		(3)
Joseph K. Wilsted	10,000		(3)
Mark J. Rittenbaum	41,300	(2)	(3)
L. Clark Wood	16,416	(2)	(3)
All directors and executive officers as a group (17 persons)	1,198,661	(2)	7.5%
Tontine Capital Partners, L.P.	1,375,300	(4)	8.6%
55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830
FMR Corporation	1,163,700	(5)	7.3%
82 Devonshire Street Boston, Massachusetts 02109
Westfield Capital Management Co. LLC	834,950	(6)	5.2%
One Financial Center, 24th Floor Boston, Massachusetts 02111-2690
S.A.C. Capital Advisors, LLC	805,000	(7)	5.0%
72 Cummings Point Road Stamford, CN 06902

(1)	Calculated based on number of outstanding shares as of October 1, 2006, which is 15,956,035 plus the total number of shares which the reporting persons has the right to acquire beneficial ownership within 60 days following October 1, 2006.

(2)	The shares shown as beneficially owned included 10,000 shares for Mr. Rittenbaum, 6,116 shares for Mr. Wood, and 25,716 shares for the group, which such persons and the group have the right to acquire by exercise of stock options within 60 days after October 1, 2006.

(3)	Less than one percent.

(4)	As reported in Amendment No. 1 to a Schedule 13G dated December 31, 2005, and filed with the SEC on February 14, 2006, by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”), the general partner of TCP, and Jeffrey L. Gendell, the managing member of TCM. The Schedule 13G discloses that TCP, TCM and Mr. Gendell share the power to vote and dispose of the shares.

(5)	As reported in a Schedule 13G filed jointly on February 14, 2006 by FMR Corp., Edward C. Johnson 3d, Fidelity Management & Research Company (“Fidelity”) and Fidelity Low Priced Stock Fund. Fidelity,

82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 985,000 shares or 6.352% of the common stock outstanding, as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. The ownership of Fidelity Low Priced Stock Fund amounted to 832,200 shares or 5.367% of the common stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 985,000 shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. having its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109, is the beneficial owner of 178,700 shares, or 1.152% of the common stock outstanding, as a result of its serving as investment manager of the institutional accounts. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 178,700 shares and sole power to vote or direct the voting of 178,700 shares owned by the institutional accounts as reported above

(6)	As reported in a Schedule 13G dated December 31, 2005 and filed with the SEC on February 13, 2006, by Westfield Capital Management Co., LLC (“Westfield Capital”). The shares reported are owned of record by various mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital, an investment adviser registered under the Investment Advisers Act of 1940. Westfield Capital has sole voting power with respect to 520,650 of the shares reported and sole dispositive power with respect to all 834,950 shares reported.

(7)	As reported on a Schedule 13G dated August 16, 2006 and filed with the SEC on August 17, 2006, by S.A.C. Capital Advisors, LLC. The shares reported are owned of record by S.A.C. Capital Management, LLC and Sigma Capital Management, LLC. Steven A. Cohen has sole voting power with respect to 805,000 of the shares report and sole dispositive power with respect to all 802,000 shares reported.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the our officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of the Company’s securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on review of the copies of such reports furnished to us and written representations from reporting persons that no other reports were required, to our knowledge all of the Section 16(a) filing requirements applicable to such persons with respect to year 2006.

PROPOSAL NO. 2

PROPOSAL TO APPROVE PERFORMANCE-BASED
COMPENSATION PLAN

At the annual meeting, shareholders will consider and vote upon a proposal to approve the terms of the annual bonus plan for the Company’s President and Chief Executive Officer, William A. Furman.

Pursuant to the annual bonus plan provisions in his employment agreement with the Company, Mr. Furman is eligible to earn an annual cash bonus in an amount equal to up to 150% of the amount of his base salary upon attainment of performance goals established by the Compensation Committee of the Company’s Board of Directors. The performance goals relate to return on shareholders’ equity. If the Company’s return on equity is less than 10%, no cash bonus is paid. If the return on equity is at least 10%, Mr. Furman is entitled to receive a bonus equal to 36% of annual base salary. The amount of the bonus increases ratably as the return on equity increases, to a maximum of 150% of base salary if return on equity is 18% or greater. Mr. Furman’s current base salary is $625,000 and may be increased from time to time by the Compensation Committee. (The Compensation Committee increased Mr. Furman’s base salary from $550,000 to $625,000 effective May 1, 2006.) The Compensation Committee is empowered to reduce, but not increase, the amount of the annual bonus otherwise payable by up to 50%. For fiscal 2006, the Compensation Committee approved payment to Mr. Furman of annual bonus in the amount of $862,500, or 150% of his annualized base salary of $575,000.

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not claim a tax deduction in any fiscal year for compensation paid to the corporation’s chief executive officer (or any other named executive officer) in excess of $1,000,000, unless the compensation is specifically excluded from the limitation imposed by Section 162(m). The limitation does not apply with respect to performance-based compensation, if the performance goals are determined by a compensation committee comprised solely of two or more outside directors, the compensation committee certifies that the performance goals and any other material terms have been satisfied before the compensation is paid, and the material terms under which the compensation is to be paid, including the performance goals, are disclosed to the shareholders and approved by a majority of the vote in a separate shareholder vote before the compensation is paid.

Mr. Furman’s employment agreement has been amended to provide, consistent with Treasury Regulations adopted under Section 162(m), that the Company will not pay Mr. Furman any portion of the annual bonus otherwise payable to him that would cause his total remuneration to exceed $1,000,000, unless the performance goals which must be attained in order for the annual bonus to be or become payable have been disclosed to and approved by the shareholders of the Company prior to payment of such amounts.

Shareholder approval is sought of the bonus plan performance goals described above in order to qualify the annual bonus provided for pursuant to the terms of Mr. Furman’s employment agreement as “performance-based” compensation for purposes of Internal Revenue Code Section 162(m).

Proposal No. 2 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voting against the proposal.

The Board of Directors unanimously recommends that shareholders vote FOR approval of Proposal No. 2.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF AUDITORS

For the years ended August 31, 2006 and 2005, Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), performed professional services. The Audit Committee has appointed Deloitte & Touche to audit the consolidated financial statements of the Company for the year ending August 31, 2007. A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2007 year.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the 2007 year.

Fees Paid to Deloitte & Touche

The Audit Committee pre-approved 100% of the audit services, audit related services, tax services and other services provided by Deloitte & Touche in fiscal 2006.

Audit and audit-related fees aggregated $2,202,702 and $1,885,822 for the years ended August 31, 2006 and 2005, and were composed of the following:

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended August 31, 2006 and 2005 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review were $2,127,562 and $1,885,822.

Audit-Related Fees

The aggregate fees billed for due diligence and accounting and reporting consultations for the year ended August 31, 2006 amounted to $75,140. There were no fees billed by Deloitte for audit-related services for the years ended August 31, 2005.

Tax Fees

The aggregate fees billed for the years ended August 31, 2006 and 2005 were $259,686 and $138,447 associated with tax return preparation and $422,484 and $143,317 for services associated with tax consulting services for the years ended August 31, 2006 and 2005.

All Other Fees

The aggregate fees billed for other fee for the years ended August 31, 2006 and 2005 were $1,500 and $1,500 related to access to the Deloitte Accounting Research Tool.

The Audit Committee has considered whether the provision by Deloitte & Touche of non-audit services is compatible with maintaining Deloitte & Touche’s independence.

OTHER BUSINESS

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

SHAREHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2008 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the Commission’s rules governing such proposals, be received not later than July 25, 2007 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only if the shareholders proceed in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2007 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on December 1, 2006. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business and reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the class and number of shares beneficially owned by the shareholder; (d) any material interest of the shareholder in such business and a description of all arrangements and understandings between such shareholder and any other person (including their names) in connection with the proposal of such business; and (e) a representation that the shareholder intends to appear in person at the annual meeting and bring such business before the meeting. The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

A copy of the Company’s 2006 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at http.gbrx.com.

By Order of the Board of Directors,

/s/ Kenneth D. Stephens
Kenneth D. Stephens
Secretary

November 20, 2006

Appendix A

POLICY REGARDING THE APPROVAL OF AUDIT AND NONAUDIT SERVICES PROVIDED
BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the audit committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Deloitte & Touche (the “Audit Firm”) possesses a unique knowledge of the Company, and as a worldwide firm can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and nonaudit services.

Policy Statement

All services provided by the Audit Firm, both audit and nonaudit, must be pre-approved by the Audit Committee or a Designated Member. The pre-approval of audit and nonaudit services may be given at any time up to a year before commencement of the specified service. Although the Act permits de minimis exceptions, our policy is to pre-approve all audit and nonaudit services. Pre-approval may be of classes of permitted services, such as “annual audit services,” “tax consulting services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•	Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee (a “Designated Member”), who is independent as defined under the standards of the New York Stock Exchange, the authority to grant pre-approvals of permitted services (defined below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules. Starting with fiscal 2004, the annual proxy statement should include disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

A-1

Prohibited Services — The Company may not engage the Audit Firm to provide the nonaudit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1. Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements.  The Audit Firm cannot maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2. Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports.  The Audit Firm cannot provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3. Actuarial Services.  The Audit Firm cannot provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4. Management Functions or Human Resources.  Partners and employees of the Audit Firm cannot act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend, or advise that the Company hire, a specific candidate for a specific job.

5. Broker-Dealer, Investment Adviser, or Investment Banking Services.  The Audit Firm cannot serve as a broker-dealer, promoter or underwriter of an audit client’s securities.

6. Legal Services and Expert Services Unrelated to the Audit.  The Audit Firm cannot provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7. Internal Audit Outsourcing.  The Audit Firm cannot provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8. Financial Information Systems Design and Implementation.  The Audit Firm cannot design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9. Any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee review of services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm

•	A listing of newly pre-approved services since its last regularly scheduled meeting

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Adopted by the Audit Committee on April 8, 2003.

A-2

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
1.	The Board of Directors recommends a vote FOR the listed nominees. Elect Four Directors.

	For	Withhold

01 — Duane C. McDougall	☐	☐

02 — A. Daniel O’Neal, Jr.	☐	☐

03 — Donald A. Washburn	☐	☐

04 — Graeme Jack	☐	☐

B	Issues

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain

2.	Approve the proposal to approve performance-based compensation plan.	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2007.	☐	☐	☐

4.	In their discretion, upon such other business as may properly come before the meeting, or at any adjournment or postponements thereof.	☐	☐	☐

Do you have comments? If so, please mark this box and leave your comments below.	☐

C	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
Please sign and date exactly as your name or names appear above. If more than one name appears, all should sign. Persons signing as attorney, executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title. If a partnership, please sign in full partnership name by authorized person.

Proxy — The Greenbrier Companies, Inc.

Solicited on Behalf of the Board of Directors of the Company
The undersigned hereby appoints William A. Furman, Charles J. Swindells and C. Bruce Ward as proxies, each with full power of substitution, to vote all of the Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Greenbrier Companies, Inc. to be held on Tuesday, January 9, 2007 beginning at 2:00 P.M. Portland time and at any adjournments or postponements thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTORY, FOR APPROVING THE PROPOSAL TO APPROVE PERFORMANCE-BASED COMPENSATION PLAN AND FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of The Greenbrier Companies, Inc., which will be held at the Benson Hotel, 309 SW Broadway, Portland, Oregon beginning at 2:00 P.M. on Tuesday, January 9, 2007.
Whether or not you plan to attend the meeting, please sign, date and return your proxy form as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that your stock be represented.
Kenneth D. Stephens
Secretary